Exhibit 99.1

For Release: January 25, 2006
Contact: Lisa Razo
(802) 865-1838

Merchants Bancshares, Inc. Announces 2005 Results

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $11.90 million or diluted earnings per share of $1.87 for the year ended December 31, 2005. This compares with net income of $11.93 million or diluted earnings per share of $1.90 for the previous year. Merchants earned $2.93 million or diluted earnings per share of 46 cents for the quarter ended December 31, 2005, compared to net income of $3.19 million or diluted earnings per share of 51 cents for the same quarter of the previous year. The return on average assets was 1.13% for 2005 and 1.11% for the quarter, compared to 1.17% and 1.23% for the same periods in 2004. The return on average equity was 18.26% for the year and 18.16% for the fourth quarter of 2005, compared to 13.81% and 15.60% for the same periods in 2004.

Total assets increased $43 million to $1.08 billion at December 31, 2005 from $1.03 billion at December 31, 2004. Total loans increased $21.59 million to $605.93 million at December 31, 2005 from December 31, 2004 balances of $584.33 million. Merchants' residential mortgage portfolio has grown steadily over the course of 2005, and its commercial real estate portfolio has grown during the most recent quarter. Credit spreads continue to exhibit pressure in commercial loans and commercial real estate loans. Merchants is selectively pursuing growth opportunities and the current pipeline indicates significant bidding activity.

Deposits ended the year at $854.58 million, an increase of $20.41 million over 2004 year-end balances of $834.16 million. Merchants continues to focus on generating low cost transaction accounts, and has responded to competitive pressure by offering an attractively priced hybrid time deposit product. This product has proven to be successful at stemming the potential outflow of core funding within Merchants' money market category. Following industry-wide trends, balances in Merchants' Savings, NOW and money market category decreased $40.52 million during the year; balances have shifted to higher yielding time deposits, which increased $55.73 million during 2005.

Nonperforming assets declined by 29.1% to $2.36 million at December 31, 2005, compared to $3.34 million at December 31, 2004. Nonperforming assets as a percentage of total assets were 22 basis points at year-end 2005, compared to 32 basis points at year-end 2004.

At December 31, 2005, the Allowance for Loan Losses (Allowance) stood at $7.08 million, 1.17% of total loans and 300% of nonperforming loans. At December 31, 2004, the Allowance was $7.51 million, or 1.29% of total loans, and 225% of nonperforming loans. Merchants recorded charge-offs of $693 thousand and recoveries of $264 thousand during 2005. There was no provision for loan losses during 2005 or 2004. Merchants reviews the adequacy of the Allowance on a quarterly basis and deems it adequate under current market conditions.

Merchants' net interest income for the fourth quarter of 2005 was $9.96 million, a decrease of $145 thousand from the fourth quarter of 2004 at $10.11 million. Net interest income for the full year 2005 was $39.94 million, a $379 thousand increase over net interest income for 2004 of $39.56 million. Merchants continued to experience decreases in its net interest margin as the spread between the yield on interest earning assets and the cost of interest bearing liabilities has continued to shrink. Merchants' margin compression is reflective of the current flat yield curve environment. During 2005 the federal funds rate increased by 200 basis points, while the ten-

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year Treasury increased by only 17 basis points. The net interest margin for the fourth quarter was 3.98%, compared to 4.11% for the fourth quarter of 2004. The net interest margin for the full year 2005 was 4.03%, compared to 4.15% for 2004. The average rate paid on Merchants' interest bearing liabilities increased 63 basis points to 1.61% for 2005, compared to 0.98% for 2004. At the same time the average rate earned on Merchants' interest earning assets increased by 47 basis points to 5.44% for 2005, compared to 4.97% for 2004. Merchants' non-core funding sources experienced the largest rate increases during 2005. Merchants is exploring the use of alternative non-core funding sources, and borrowed $20 million in a structured repurchase agreement during December 2005.

Total noninterest income was flat at $8.98 million when comparing 2005 to 2004, and decreased $167 thousand to $2.16 million for the fourth quarter of 2005 from the fourth quarter of 2004. Losses on sales of investments totaled $32 thousand for 2005, compared to a gain of $49 thousand for 2004; and losses were $51 thousand for the fourth quarter of 2005, compared to a gain of $53 thousand for the fourth quarter of 2004. Excluding gains and losses on sales of investments, total noninterest income decreased $63 thousand quarter-over-quarter, and increased $78 thousand year-over-year. Merchants' net ATM and debit card revenue and overdraft service charge revenue continued to increase during 2005 when compared to 2004, but at a slower pace. Increases in the earnings credit rate have allowed business customers to decrease the amount of hard dollar charges they incur each month, reducing the overall level of service charge revenue. At the same time, although Merchants continues to experience increases in overdraft service charge revenue, the rate of the increase has slowed as more customers use their debit cards for purchases. Electronic transactions are not approved unless there are sufficient funds in the customer's account to pay for the transaction.

Total noninterest expense increased $141 thousand, or 1.73%, to $8.27 million for the fourth quarter of 2005 from $8.13 million for the fourth quarter of 2004, and increased by $727 thousand, or 2.2%, to $33.27 million from $32.54 million for 2005, compared to 2004. Salaries and benefits expense decreased 4.75% for the fourth quarter of 2005, compared to last year, and increased less than 1% for all of 2005, compared to 2004. Occupancy and equipment expenses decreased 8.7% for the fourth quarter of 2005 compared to 2004, and by 0.4% for all of 2005 compared to 2004. On July 1, 2005 Merchants transitioned its item processing function to an outside provider. Total legal and professional fees incurred during the second half of the year related to these outsourced processing fees were $347 thousand, which displaced a similar amount of salary and equipment associated expenses.

Mr. Joseph Boutin, President and Chief Executive Officer, and Ms. Janet Spitler, Chief Financial Officer, will host a conference call to discuss these earnings results at 9:00 a.m. Eastern Time on Friday, January 27, 2006. Interested parties may participate in the conference call by dialing (800) 230-1085; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior to register. A replay will be available until noon on February 3, 2006. The U.S. replay dial-in number is (800) 475-6701. The international replay number is (320) 365-3844. The replay access code for both replay numbers is 806410.

The mission of Merchants Bank is to provide best-in-class community banking services in the state of Vermont. This commitment is fulfilled through a community, branch-based, system that includes 35 bank offices throughout Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life® , MoneyLYNX® money market accounts, and CommerceLYNX® business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and

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institutions. For more information about Merchants Bank visit our website at www.mbvt.com. Merchants stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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Merchants Bancshares, Inc.
Financial Highlights
For the period ended December 31, 2005
(In thousands except share and per share data)

	12/31/05	09/30/05	12/31/04	09/30/04

Balance Sheets - Period End
Total assets	$1,075,236	$1,054,327	$1,032,405	$1,047,838
Loans	605,926	592,990	584,332	593,456
Allowance for loan losses ("ALL")	7,083	7,072	7,512	7,861
Net loans	598,843	585,918	576,820	585,595
Investment securities	390,460	384,351	376,547	384,598
Other assets	85,933	84,058	79,038	77,645
Deposits	854,576	866,062	834,164	829,605
Short-term borrowings	52,988	23,976	57,374	56,398
Long-term debt	55,764	66,199	49,757	56,947
Securities sold under agreement to repurchase	20,000	--	--	--
Junior subordinated debentures issued to
Unconsolidated subsidiary trust	20,619	20,619	20,619	--
Other liabilities	4,892	12,078	5,307	13,976
Shareholders' equity	66,397	65,393	65,184	90,912
Balance Sheets - Quarter-to-Date Averages
Total assets	$1,059,923	$1,051,742	$1,041,944	$1,041,360
Loans	598,159	590,263	586,268	591,376
Allowance for loan losses	7,101	7,445	7,862	8,138
Net loans	591,058	582,818	578,406	583,238
Investment securities, including Federal Home
Loan Bank stock	396,034	394,405	391,967	385,765
Federal funds sold, securities purchased under
agreements to resell, and interest bearing
deposits with banks	58	3,025	433	201
Other assets	72,773	71,494	71,138	72,156
Deposits	854,591	853,712	844,958	830,356
Short-term borrowings	50,741	31,654	45,652	53,654
Long-term debt	59,365	69,693	52,157	59,415
Securities sold under agreement to repurchase	851	--	--	--
Junior subordinated debentures issued to
Unconsolidated subsidiary trust	20,619	20,619	3,214	--
Other liabilities	9,250	10,157	14,113	9,532
Shareholders' Equity	64,506	65,907	81,850	88,403
Interest earning assets	994,251	987,693	978,668	977,342
Interest bearing liabilities	863,077	856,333	822,601	825,329
Ratios and Supplemental Information
Book value per share	$10.55	$10.37	$10.44	$14.58
Tier I leverage ratio	8.54%	8.40%	8.09%	8.75%
Period end common shares outstanding	6,290,889	6,303,322	6,243,710	6,235,662
Credit Quality - Period End
Nonperforming loans ("NPLs")	$2,364	$4,062	$3,336	$3,674
Nonperforming assets ("NPAs")	2,364	4,062	3,336	3,674
NPLs as a percent of total loans	0.39%	0.69%	0.57%	0.62%
NPAs as a percent of total assets	0.22%	0.39%	0.32%	0.35%
ALL as a percent of NPLs	300%	174%	225%	214%
ALL as a percent of total loans	1.17%	1.19%	1.29%	1.32%

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	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Operating Results
Interest income
Interest and fees on loans	$9,667	$8,454	$36,627	$32,725
Interest and dividends on investments	4,438	3,822	17,182	14,707
Total interest income	14,105	12,276	53,809	47,432
Interest expense
Deposits	2,819	1,552	9,001	6,070
Short-term borrowings	541	235	1,528	762
Long-term debt	783	382	3,345	1,044
Total interest expense	4,143	2,169	13,874	7,876
Net interest income	9,962	10,107	39,935	39,556
Provision for loan losses	--	--	--	--
Net interest income after provision for loan
losses	9,962	10,107	39,935	39,556
Noninterest income
Trust Company income	413	407	1,652	1,547
Service charges on deposits	1,110	1,195	4,456	4,837
Gain (loss) on sale of investments, net	(51)	53	(32)	49
Other noninterest income	691	675	2,907	2,553
Total noninterest income	2,163	2,330	8,983	8,986
Noninterest expense
Salaries and employee benefits	3,808	3,998	15,878	15,727
Occupancy and equipment expenses	1,432	1,569	6,117	6,139
Legal and professional fees	600	403	2,112	1,731
Marketing expenses	452	357	1,372	1,377
Equity in losses of real estate limited
partnerships	421	450	1,712	1,745
Other noninterest expense	1,558	1,353	6,074	5,819
Total noninterest expense	8,271	8,130	33,265	32,538
Income before income taxes	3,854	4,307	15,653	16,004
Income taxes	925	1,114	3,751	4,071
Net income	$2,929	$3,193	$11,902	$11,933
Ratios and Supplemental Information
Weighted average common shares outstanding	6,306,330	6,241,720	6,318,524	6,225,417
Weighted average diluted shares outstanding	6,344,066	6,313,140	6,360,675	6,292,751
Basic earnings per common share	$0.46	$0.51	$1.88	$1.92
Diluted earnings per common share	0.46	0.51	1.87	1.90
Return on average assets	1.11%	1.23%	1.13%	1.17%
Return on average shareholders' equity	18.16%	15.60%	18.26%	13.81%
Net interest rate spread	3.73%	3.94%	3.82%	3.99%
Net interest margin	3.98%	4.11%	4.03%	4.15%
Efficiency ratio (1)	62.11%	59.40%	61.89%	61.01%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:	As of December 31, 2005, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $6.34 million.

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